Consent of Independent Auditors

The Board of Trustees and Shareholders of
Met Investors Series Trust

We consent to the use of our report dated February 4, 2000, for Small Cap Stock Portfolio, Quality Bond Portfolio, Select Equity Portfolio, Large Cap Stock Portfolio, International Equity Portfolio, Bond Debenture Portfolio, Mid-Cap Value Portfolio, Large Cap Research Portfolio, Developing Growth Portfolio, Lord Abbett Growth and Income Portfolio, Balanced Portfolio, Equity Income Portfolio and Growth & Income Equity Portfolio, each a portfolio of Cova Series Trust, incorporated by reference herein and to the reference to our firm under the heading "FINANCIAL STATEMENT AND EXPERTS" included herein in the prospectus/proxy statement on Form N-14AE.

                                                                 /s/KPMG LLP

Boston, Massachusetts
November 13, 2000